Exhibit 99.6

[Banco Bradesco BBI S.A]

CONSENT OF BANCO BRADESCO BBI S.A.

April 2, 2012

LAN Airlines S.A.

Av. Presidente Riesco 5711, 20th Floor

Las Condes, Santiago, Chile

Re: Registration Statement on Form F-4 of LAN Airlines S.A. and Holdco II S.A.

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of an English translation, dated November 24, 2011, of our appraisal report valuing each of Lan Airlines S.A. and TAM S.A. as of November 23, 2011 (the “Appraisal Report”) as Annex C to the offer to exchange/prospectus forming part of Pre-Effective Amendment No. 3 to the Registration Statement on Form F-4 of LAN and Holdco II S.A. (the “Registration Statement”) and (ii) the references made to our firm and the Appraisal Report in the Registration Statement. The English translation of the Appraisal Report included in the Registration Statement is provided for informational purposes only and is qualified in its entirety by reference to and based on the original Portuguese-language appraisal report. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any other amendments to the Registration Statement.

BANCO BRADESCO BBI S.A.

By:	/s/ Cyrille Brunotte	By:	/s/ Alfred Charles Dangoor
	Name: Cyrille Brunotte		Name: Alfred Charles Dangoor